Exhibit 99.1

WORCESTER, Mass., April 30, 2012 –

The Hanover Insurance Group Reports

First Quarter Results

First Quarter Financial Highlights

•	Net income of $49.7 million, or $1.09 per diluted share; segment income after tax of $46.0 million, or $1.01 per diluted share(1)

•	Combined ratio of 98.1%; ex-catastrophe combined ratio(2) of 94.2%

•	Net investment income of $68.8 million

•	Net premiums written of $1,016.8 million, up 36% over the prior-year quarter, driven by:

•	$200.2 million as a result of the Chaucer acquisition

•	Growth of 15% in Commercial Lines

•	Continuing and accelerating improvement in Commercial Lines pricing trends; strong retention

•	Book value per share(3) of $57.65 at March 31, 2012, up 3.6% from December 31, 2011, and 5.7% from March 31, 2011

	Three months ended March 31(4)
In millions, except per share amounts	2012	2011(3)
Net premiums written	$1,016.8	$749.9
Segment income after taxes	46.0	25.9
per diluted share	1.01	0.56
Net income	49.7	29.3
per diluted share	1.09	0.64
Book value per share	$57.65	$54.55

(1)	Pre-tax segment income, segment income after taxes and segment income after taxes per diluted share are non-GAAP measures. These measures are used throughout this document. The reconciliation of these measures to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 11 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(2)	Ex-catastrophe combined ratio is a non-GAAP measure. This measure and measures excluding prior-year reserve development are used throughout this document. The combined ratio (which includes catastrophe losses) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(3)	Prior periods were restated for the effect of the company’s adoption of the new Deferred Acquisition Cost (“DAC”) methodology on the balance sheet and Income statement. See Book Value and Other Items on page 6 for more detail.
(4)	First quarter 2012 results include the operations of Chaucer, which was not acquired until July 1, 2011, and accordingly, current and prior periods are not directly comparable.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $49.7 million, or $1.09 per diluted share, for the first quarter of 2012. The company reported net income of $29.3 million, or $0.64 per diluted share, in the first quarter of 2011.

Segment income before interest expense and taxes was $85.7 million in the first quarter of 2012, which included $40.6 million in pre-tax catastrophe losses. In the first quarter last year, the company reported segment income before interest expense and taxes of $49.8 million, which included $49.7 million in pre-tax catastrophes losses.

“We are pleased to start 2012 with solid results and positive momentum in our businesses, which overall were in line with our expectations,” said Frederick H. Eppinger, chief executive officer at The Hanover.

“We achieved profitable organic growth within each of our segments this quarter, while improving our business mix,” he said. “We are encouraged by the momentum of pricing increases of 6% in core Commercial Lines and 5% in Personal Lines, while maintaining strong retention in both businesses. Underlying profitability in our domestic operations continued to improve in response to our prior underwriting actions, including business mix improvement within each line and a mix shift toward specialty business.

“Additionally, for the third quarter in a row, Chaucer made a strong contribution to our earnings, delivering pre-tax segment income of $25 million in the first quarter 2012.

“We have confidence in our ability to achieve our financial goals and to continue to deliver value to our shareholders. At quarter-end, our book value per share stood at $57.65, which represents an increase of 6% from the first quarter of last year, and approximately 4% from year-end,” he said.

The following table provides the components of segment income after taxes:

	Three months ended March 31
$ in millions, except per share amounts	2012	2011
Pre-tax segment income (loss):
Commercial Lines	$33.9	$18.2
Personal Lines	27.5	30.3
Chaucer	25.5	—
Other Property and Casualty	(1.2)	1.3

Total	85.7	49.8
Interest expense on debt	(16.2)	(10.4)

Pre-tax segment income	69.5	39.4
Income tax expense	(23.5)	(13.5)

Segment income after taxes	$46.0	$25.9

Per diluted share	$1.01	$0.56

First Quarter Segment Highlights

Commercial Lines

Commercial Lines pre-tax segment income was $33.9 million in the first quarter of 2012, compared to $18.2 million in the first quarter of 2011. The Commercial Lines GAAP combined ratio was 100.3% in the first quarter of this year, compared to 103.7% in the prior-year quarter. Catastrophe losses were $11.1 million, or 2.6 points of the first quarter combined ratio in 2012, compared to $27.5 million, or 6.9 points, in the prior-year quarter. First quarter 2012 results also reflected a net prior-year reserve increase of $0.5 million, compared to favorable reserve development of $14.3 million in the first quarter of 2011.

Excluding catastrophes and prior-year reserve development, Commercial Lines underwriting improved, generating a combined ratio of 97.6%, compared to 100.4% in the prior-year quarter. The improvement in the underlying combined ratio was largely due to lower non-catastrophe weather-related losses and a lower expense ratio.

The following table summarizes the components of the combined ratio in Commercial Lines:

	Three months ended March 31
	2012	2011
Current accident year loss and LAE ratio, excluding catastrophe losses	58.9%	60.9%
Prior-year unfavorable (favorable) reserve development	0.1%	(3.6)%
Catastrophe losses	2.6%	6.9%

Total loss and LAE	61.6%	64.2%
Expense ratio(1)	38.7%	39.5%

Combined ratio	100.3%	103.7%

Combined ratio, excluding catastrophe losses	97.7%	96.8%
Current accident year combined ratio, excluding catastrophe losses(2)	97.6%	100.4%

(1)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(2)	This is a non-GAAP measure, which is equal to the combined ratio excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

Net premiums written were $468.9 million in the first quarter of 2012, up 14.8% from the prior-year quarter, driven by growth in core commercial and specialty businesses. Net written premium growth in core commercial lines reflected increased retention, continued renewal price gains and a stronger new business flow.

Personal Lines

Personal Lines pre-tax segment income was $27.5 million in the first quarter of 2012, compared to $30.3 million in the prior-year quarter. The Personal Lines GAAP combined ratio was 98.0% in the current quarter, compared to 97.5% in the prior-year quarter. Catastrophe losses were $23.0 million, or 6.3 points of the first quarter combined ratio in 2012, compared to $22.2 million, or 6.2 points, in the prior-year quarter. First quarter 2012 results also reflected prior-year reserve increases of $3.8 million, primarily in the personal auto liability lines, compared to favorable reserve development of $14.1 million in the first quarter of 2011.

Excluding catastrophes and prior-year reserve development, Personal Lines underwriting improved to a combined ratio of 90.7%, compared to 95.2% in the prior-year quarter. This improvement of 4.5 points was primarily due to lower non-catastrophe weather-related losses, as well as improvement in underlying profitability.

The following table summarizes the components of the combined ratio in Personal Lines:

	Three months ended March 31
	2012	2011
Current accident year loss and LAE ratio, excluding catastrophe losses	63.4%	68.0%
Prior-year unfavorable (favorable) reserve development	1.0%	(3.9)%
Catastrophe losses	6.3%	6.2%

Total loss and LAE	70.7%	70.3%
Expense ratio	27.3%	27.2%

Combined ratio	98.0%	97.5%

Combined ratio, excluding catastrophe losses	91.7%	91.3%
Current accident year combined ratio, excluding catastrophes losses	90.7%	95.2%

Net premiums written were $347.4 million in the first quarter of 2012, up from $341.4 million, or 1.8%, in the first quarter of 2011, primarily driven by rate increases in the homeowners and auto lines.

Chaucer

Chaucer’s pre-tax segment income was $25.5 million in the first quarter of 2012, resulting in a combined ratio of 93.8%. Catastrophe losses were $6.5 million, or 2.7 points of the combined ratio. Prior-year favorable reserve development was $21.7 million, or 9.2 points of the combined ratio, which was driven by favorable loss experience in the Marine and Aviation, Energy and Property divisions.

The following table summarizes the components of the combined ratio in the Chaucer segment:

Three months ended March 31
2012
Current accident year loss and LAE ratio, excluding catastrophe losses	64.1%
Prior-year favorable reserve development	(9.2)%
Catastrophe losses	2.7%

Total loss and LAE	57.6%
Expense ratio	36.2%

Combined ratio	93.8%

Combined ratio, excluding catastrophe losses	91.1%
Current accident year combined ratio, excluding catastrophes losses	100.3%

Net premiums written and earned were $200.2 million and $237.0 million, respectively, in the first quarter of 2012.

First Quarter Investment Results

Net investment income from continuing operations was $68.8 million for the first quarter of 2012, compared to $60.4 million in the prior-year period. The increase is primarily due to higher invested assets related to the acquisition of Chaucer. The average pre-tax earned yield on fixed maturities was 4.38% and 5.28% for the quarter ended March 31, 2012 and 2011, respectively. The decline in yield is primarily due to the lower embedded yield in the Chaucer portfolio.

In the first quarter of 2012, the company recognized pre-tax net investment gains of $5.0 million, primarily from the sale of fixed maturities, partially offset by impairment charges of $1.9 million. In the first quarter of 2011, the company recognized pre-tax net investment gains of $4.7 million, primarily from the sale of fixed maturities, partially offset by impairment charges of $1.4 million.

The company held $7.6 billion in cash and invested assets at March 31, 2012. Fixed maturities and cash represented 93% of the investment portfolio. Approximately 94% of the fixed maturity portfolio is rated investment grade. Pre-tax net unrealized investment gains on the portfolio increased $65.5 million during the quarter to $350.9 million at March 31, 2012, from $285.4 million at December 31, 2011.

Book Value and Other Items

The following exhibit provides a roll forward of book value for the three months ended March 31, 2012:

	Three months ended March 31
$ in millions, except per share	$ Amount	$ Per diluted share
Beginning of Period Book Value	$2,484.0	$55.67
Net Income (Loss)
Continuing Operations	50.7	1.11
Discontinued Operations	(1.0)	(0.02)
Change in AOCI(1), net of tax
Change in Pension and Postretirement Related Benefits	1.5	0.03
Change in Net Unrealized Investment Gains	43.9	0.98
Currency Translation Adjustment	9.3	0.21
Dividends to Shareholders	(13.5)	(0.30)
Common Stock Activity(2)	4.1	—
Common Stock Net Activity, per share	—	(0.03)

End of Period Book Value	$2,579.0	$57.65

(1)	Accumulated other comprehensive income.
(2)	Primarily exercise of employee stock options and vesting of restricted stock.

Book value per share was $57.65 at March 31, 2012, compared to $55.67 at December 31, 2011 and $54.55 at March 31, 2011, an increase of 3.6% and 5.7%, respectively.

As of January 1, 2012, the company adopted new guidance related to accounting for costs associated with acquiring or renewing insurance contracts (Deferred Acquisition Costs, or DAC). The impact of the accounting change on the previously reported book value was a decrease of approximately 1%, which has already been reflected in the prior periods presented.

Earnings Conference Call

The Hanover will host a conference call to discuss its first quarter results on Tuesday, May 1 at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Statistical Supplement

The Hanover’s first quarter earnings news release and statistical supplement are available in the Investors section of the company’s Web site at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release regarding the ability to continue to improve our financial performance and capitalize on growth opportunities, upgrades in the quality of our portfolio and improvements in the market and economic environment, and statements in the above-referenced conference call regarding expectations and guidance for 2012 or beyond, including with respect to segment income after interest expense and taxes, segment income after tax and interest expense per share, net written premium, new business growth, momentum in new states, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, net investment income, interest expense on debt, the potential impact of capital actions and business investments, financial strength, the impact of product, account-based and geographic mix changes on future profitability, prior-year loss and loss adjustment expense reserve development, the impact of seasonality, the impact of various agency and exposure management actions on net written premiums or segment income, effective tax rates, weighted shares outstanding, returns on equity, the impact of foreign currency fluctuations, and statements regarding expected financial results of Chaucer Holdings plc (“Chaucer”), are all forward-looking statements. Statements regarding the possible impact of the current economic conditions on the company’s business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact of the evolving regulatory and legal environment; and (vi) those related to the integration of the Chaucer transaction and inherent in Chaucer’s business, including the adequacy of reserves and the nature of its underwriting activities.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of the company’s recent or future acquisitions (including integration risks with respect to Chaucer), and expenses incurred as a result of such acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools.

Non-GAAP financial measures

As discussed on page 8 of the Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including total segment income before interest expense and taxes, segment income after tax, segment income after-tax per share, and measures of segment income and loss ratios excluding catastrophe losses and reserve development. Segment income after taxes EPS (sometimes referred to as “after-tax segment income per share”) is a non-GAAP measure. It is defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the retirement of the company’s debt, and results from discontinued operations, divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 80-82.

Segment income is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments. Such gains and losses are excluded for purposes of presenting segment income since they are largely determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Segment income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other Property and Casualty, and may be presented before or after interest expense. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of segment income and loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for total segment income (and total segment income after tax) and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of segment income to income from continuing operations and net income for the three months ended March 31, 2012 and 2011 is set forth in the table at the end of this document and in the statistical supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

About The Hanover

Founded in 1852, The Hanover Insurance Group, Inc. (NYSE: THG) is proud to be celebrating 160 years of delivering on its promises to its agent partners and their customers. The Hanover offers a wide range of property and casualty products and services to businesses, individuals, and families through a select group of agents and brokers, and is ranked among the top 25 property and casualty companies in the United States.

Based in Worcester, Mass., The Hanover Insurance Group, Inc. is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, Chaucer Holdings PLC, based in London, and their affiliates. Through Chaucer, the company underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. For more information, please visit www.hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four Property and Casualty operating segments: Commercial Lines, Personal Lines, Chaucer, and Other Property and Casualty. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

The following is reconciliation from segment income (loss) to net income (loss) (1):

In millions, except per share amounts	Three months ended March 31
	2012		2011
	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Segment income (loss)
Commercial Lines	$33.9		$18.2
Personal Lines	27.5		30.3
Chaucer	25.5		—
Other Property & Casualty	(1.2)		1.3

Total	85.7		49.8
Interest expense on debt	(16.2)		(10.4)

Segment income before income taxes	69.5	$1.53	39.4	$0.85
Income tax expense on segment income	(23.5)	(0.52)	(13.5)	(0.29)

Segment income after taxes	46.0	1.01	25.9	0.56
Non-Segment Items:
Net realized investment gains	3.1	0.07	3.3	0.07
Loss from retirement of debt	—	—	(2.5)	(0.05)
Costs related to acquired businesses	(1.5)	(0.03)	(2.7)	(0.06)
Net foreign exchange losses	(0.3)	(0.01)	—	—
Income tax (expense) benefit on non-segment income	3.4	0.07	3.9	0.09

Income from continuing operations	50.7	1.11	27.9	0.61
Discontinued operations, net of taxes	(1.0)	(0.02)	1.4	0.03

Net income	$49.7	$1.09	$29.3	$0.64

Weighted average shares		45.5		46.0

(1)

The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments without consideration of interest expense on debt and on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.